EXHIBIT A

RULE 424 (b)(3) FORM F-6 #: 333-10098
American Depositary Shares (Each American
Depositary Share represents one-third (1/3) of a Deposited Share)

EFFECTVE DECEMBER 15, 2009,
KAZAHKTELECOM CHANGED THE
RATIO ON ITS AMERICAN DEPOSITARY
RECEIPTS (ADRs) FROM THREE (3)
AMERICAN DEPOSITARY SHARES (ADSs)
REPRESENTING ONE (1) ORDINARY
SHARE TO FIFTEEN (15) ADSs
REPRESENTING ONE (1) ORDINARY
SHARE.

IT IS EXPECTED THAT SHARES
DEPOSITED HEREUNDER WILL BE
REGISTERED ON THE SHARE REGISTER
MAINTAINED BY THE KAZAKH SHARE
REGISTRAR IN THE NAME OF THE
DEPOSITARY OR ITS NOMINEE OR OF
THE CUSTODIAN OR ITS NOMINEE.
OWNERS AND BENEFICIAL OWNERS
SHOULD BE AWARE, HOWEVER, THAT
KAZAKHSTANS SYSTEM OF SHARE
REGISTRATION AND CUSTODY CREATES
CERTAIN RISKS OF LOSS THAT ARE NOT
NORMALLY ASSOCIATED WITH
INVESTMENTS IN OTHER SECURITIES
MARKETS.

THE DEPOSITARY WILL NOT BE LIABLE
FOR THE UNAVAILABILITY OF SHARES
OR FOR THE FAILURE TO MAKE ANY
DISTRIBUTION OF CASH OR PROPERTY
WITH RESPECT THERETO AS A RESULT
OF SUCH UNAVAILABILITY. THE
DEPOSITARY HAS BEEN ADVISED BY
KAZAKH COUNSEL THAT COURTS IN
KAZAKHSTAN WILL NOT RECOGNIZE OR
ENFORCE JUDGMENTS OBTAINED IN THE
FEDERAL COURTS OF THE UNITED
STATES OF AMERICA OR THE COURTS OF
THE STATE OF NEW YORK.

THE BANK OF NEW YORK AMERICAN
DEPOSITARY RECEIPT FOR ORDINARY
SHARES OF NOMINAL VALUE OF 1000
TENGE PER SHARE OF KAZAKHTELECOM
(INCORPORATED UNDER THE LAWS OF
KAZAKHSTAN)

The Bank of New York, as depositary
(hereinafter called the Depositary), hereby certifies that
____________ , or registered assigns IS THE
OWNER OF AMERICAN DEPOSITARY
SHARES
representing deposited ordinary shares (herein called Shares) of Kazakhtelecom, incorporated under the laws of Kazakhstan (herein called the Company). At the date hereof, each American
Depositary Share represents one-third (%) of a Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the principal Almaty, Kazakhstan, office of JSC Kazkommertsbank (herein called the Custodian). The Depositarys Corporate Trust
Office is located at a different address than its principal executive office. Its Corporate Trust
Office is located at lOl Barclay Street, New
York, New York l0286, and its principal
executive office is located at 48 Wall Street, New York, New York l0286.
THE DEPOSITARYS CORPORATE TRUST
OFFICE ADDRESS IS lOl BARCLAY
STREET, NEW YORK, NEW YORK l0286

l. THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called Receipts), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of , 1998
(herein called the Deposit Agreement), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit
Agreement sets forth the rights of Owners and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called Deposited Securities).
Copies of the Deposit Agreement are on file at the Depositarys Corporate Trust Office in New
York City and at the office of the Custodian.
The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit
Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2. SURRENDER OF RECEIPTS AND
WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt accompanied by such documents as the Depositary may require
(including a Purchase/Sale contract relating to the transfer of the Shares), and upon payment of the fees and expenses of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates or other documents evidencing title (including extracts from the Share Register) in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. The Depositary shall direct the Custodian or its agents to cause the transfer and recordation by the Kazakh Share
Registrar on the Share Register of the Shares being withdrawn in the name of such Owner or as directed by him as above provided, and the Company shall ensure that such transfer and recordation is effected within 72 hours from the time it is requested to do so by the Depositary or the Custodian or any of their respective agents.
Upon such transfer and recordation, the
Custodian shall deliver at the principal Almaty, Kazakhstan, office of the Custodian, subject to Sections 2.06, 3.01 and 3.02 and to the other terms and conditions of the Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, documents evidencing title (including extracts from the Share Register) for the amount of Deposited
Securities represented by the American
Depositary Shares evidenced by this Receipt, except that, if and to the extent practicable, the Depositary may make delivery to such person or persons at the Corporate Trust Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary. At the request, risk and expense of any Owner so surrendering this Receipt, and for the account of such Owner, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates and other proper documents evidencing title for (as described above), the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt to the Depositary for delivery at the Corporate Trust Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Owner, by cable, telex or facsimile transmission.

3. TRANSFERS, SPLIT-UPS, AND
COMBINATIONS OF RECEIPTS.
The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust
Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary
Shares as the Receipt or Receipts surrendered.
As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and expenses as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit
Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposits of Shares generally or against deposits of particular
Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding
Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit
Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4. LIABILITY OF OWNER OR BENEFICIAL
OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner or Beneficial Owner hereof to the Depositary, and such Owner or Beneficial Owner shall be deemed liable therefor. In addition to any other remedies available to it, the Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Beneficial Owner hereof shall remain liable for any deficiency.
The obligations of Owners and Beneficial
Owners under this Article 4 shall survive any transfer of Receipts pursuant to Section 2.04 of the Deposit Agreement, any surrender of Receipts and withdrawal of Deposited Securities pursuant to Section 2.05 of the Deposit
Agreement, or the termination of the Deposit
Agreement pursuant to Section 6.02 of the Deposit Agreement.

5. WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that such Shares and the Receipts evidencing American Depositary Shares representing such Shares would not be Restricted Securities. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6. FILING PROOFS, CERTIFICATES, AND
OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Beneficial Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Kazakh Share Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Kazakhstan which is then performing the function of the regulation of currency exchange.

7. CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statements for such charges and expenses to the Company once every three (3) months. The charges and expenses of the Custodian are for the sole account of the Depositary.
The following charges shall be incurred by any party depositing or withdrawing Shares or by any Owner of Receipts or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited
Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share Register of the Company maintained by the Kazakh Share Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to
Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary
Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03,
4.03 or 4.04 of the Deposit Agreement and the surrender of Receipts pursuant to Sections 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee of $.01 or less per American Depositary Share (or portion thereof) per year to cover such expenses as are incurred for inspections by the Depositary, the custodian or their respective agents of the Share
Register maintained by the Kazakh Share
Registrar (which fee shall be assessed against Owners of record as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Owners for such fee or by deducting such fee from one or more cash dividends or other cash distributions), (8) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 8 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners and (9) a fee not in excess of $1.50 per certificate for a Receipt or Receipts for transfers made pursuant to the terms of the Deposit Agreement.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8. PRE-RELEASE OF RECEIPTS.

Notwithstanding Section 2.03 of the Deposit
Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit
Agreement (a Pre-Release). The Depositary may, pursuant to Section 2.05 of the Deposit
Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-
Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive
Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts or Shares are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) Business Days notice, and
(d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.
The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.
The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

The Company shall have no liability to any Owner with respect to any representations, actions or omissions by the Depositary, any holder of Receipts, or any Owner or any of their respective agents pursuant to Section 2.09 of the Deposit Agreement and this Article 8.

9. TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit
Agreement or for all other purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of this Receipt unless such holder is the Owner thereof.

10. VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

11. REPORTS; INSPECTION OF TRANSFER
BOOKS.

The Company currently furnishes the Securities and Exchange Commission (hereinafter called the Commission) with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Securities
Exchange Act of 1934. Such reports and
communications will be available for inspection and copying by Owners and Beneficial Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street,
N.W., Washington, D.C. 20549.
The Depositary will make available for
inspection by Owners of Receipts at its
Corporate Trust Office any reports and
communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The
Depositary will also send to Owners of Receipts
(i) if requested by the Company in writing in English copies of such reports when furnished by the Company pursuant to Section 5.06 of the Deposit Agreement, (ii) copies of any written communications provided to the Depositary by the Kazakh Share Registrar pursuant to Section
5.13(b) (v) of the Deposit Agreement, and (iii) copies of any notices given or required to be given by the Depositary pursuant to Section
5.13(d) of the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.
The Depositary will keep books, at its Corporate
Trust Office, for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12. DIVIDENDS AND DISTRIBUTIONS.
Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit
Agreement, convert such dividend or
distribution into Dollars and will distribute the amount thus received (net of the fees and expenses of the Depositary as provided in
Article 7 hereof and Section 5.09 of the Deposit
Agreement) to the Owners of Receipts entitled thereto; provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary
Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 and
5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or
4.04 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale
(net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary
Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary
Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees and expenses of the Depositary as provided in
Article 7 hereof and Section 5.09 of the Deposit
Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit
Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional
Shares distributed upon the Deposited Securities represented thereby.
In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) or any deposit of Shares, transfer of Receipts or withdrawal of Deposited Securities under the Deposit
Agreement is subject to any tax or other governmental charge such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

13. RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would
otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that
(a) the Company has elected in its sole
discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain
Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section
2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit
Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended in accordance with applicable u.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American
Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and will allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in
Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act;
provided, that nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.
The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14. CONVERSION OF FOREIGN
CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, into the Depositarys foreign investment account in
Kazakhstan, and if at the time of the receipt thereof the foreign currency so received can in the sole judgment of the Depositary, after consultation with the Company to the extent practicable, be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary or its agents shall file such application for approval or license if any, as it may, in its sole discretion deems desirable.
If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained, within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15. RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited
Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American
Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, (b) on or after which each American
Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement or (c) for the determination of the Owners who shall be responsible for the fee assessed by the Depositary pursuant to Article 7 hereof for inspection of the Share Register maintained by the Kazakh Share Registrar.

16. VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of law and of the Charter of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary
Shares evidenced by such Receipt in accordance with the instructions set forth in such request.
The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

17. CHANGES AFFECTING DEPOSITED
SECURITIES.

In circumstances where the provisions of
Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited
Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited
Securities shall be treated as new Deposited
Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the right to receive the new Deposited
Securities so received in exchange or
conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new
Receipts specifically describing such new
Deposited Securities.

Under Kazakh law, the possibility of increasing the nominal value of Shares or other Deposited
Securities through a compulsory assessment of the holders thereof is not expressly prohibited, and accordingly, holders of Shares or other
Deposited Securities could be required to make an additional capital contribution to the Company. The Company acknowledges and agrees in the Deposit Agreement that under no circumstances shall any assessment on Shares
(or other Deposited Securities) constitute an assessment against or debt or obligation of the Depositary, directly or indirectly, and that any such assessment, shall be exclusively for the account of the Owners and Beneficial Owners.
Neither the Company nor any Owner or
Beneficial Owner shall have any recourse against the Depositary with respect to any such assessment.

18. LIABILITY OF THE COMPANY AND
DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of any provision of (a) any present or future law or regulation of the United States, Kazakhstan or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any act of God or war or other circumstances beyond its control, or (b) in the case of the Depositary only, (i) any act or failure to act of the Company or its agents, including the Kazakh Share Registrar, or their respective directors, employees, agents or affiliates, (ii) any provision, present or future, of the Charter of the Company or any other instrument of the Company governing the Deposited Securities or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, the Depositary or the Company shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited
Securities it is provided shall be done or performed (including, in the case of the Depositary, delivery of any Deposited Securities or distribution of cash or property in respect thereof pursuant to Articles 12 and 13 hereof);
nor shall the Depositary or the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in~h: p:;fo;~~~cr of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or
4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be sUbject to any liability under the Deposit Agreement to Owners or Beneficial Owners of Receipts, except that (i) the Company agrees to perform its obligations specifically set forth in the Deposit Agreement and (ii) the Depositary agrees to perform its obligations specifically set forth in the Deposit
Agreement without negligence or bad faith.
Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information; provided, however, that in the case of the Company, advice of or information from legal counsel is from recognized u.S.
counsel for u.S. legal issues, recognized Kazakh counsel for Kazakh legal issues and recognized counsel of any other jurisdiction for legal issues with respect to that jurisdiction. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited
Securities. The Depositary shall not be
responsible for any failure to carry out any instructions to vote any of the Deposited
Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or inaction is in good faith. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in cohriecti6ri witn ~ previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable to the Company, any Owner or Beneficial Owner or any other person for the unavailability of Deposited Securities or for the failure to make any distribution of cash or property with respect theretb as a result of (i) any act or failure to act of the Company or its agents, including the Kazakh Share Registrar, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future law or regulation of the United States, Kazakhstan or any other country, (iii) any provision of any present or future regulation of any governmental or regulatory authority or stock exchange, (iv) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities,
(v) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or (vi) any act of God or war or other circumstance beyond its control.
The Company agrees to indemnify the
Depositary, any Custodian, and their respective directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense
(including, but not limited to, the expenses of counsel) which may arise out of (a) any registration with the Commission of Receipts, American Depositary Shares or Deposited
Securities, or the offer or sale thereof, or out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them or (ii) by the Company or any of its directors, employees, agents and affiliates or
(b) the unavailability of Deposited Securities or the failure to make any distribution of cash or property with respect thereto as a result of (i) any act or failure to act of the Company or its agents, including the Kazakh Share Registrar, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing Deposited
Securities or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit
Agreement.

19. RESIGNATION AND REMOVAL OF THE
DEPOSITARY; APPOINTMENT OF
SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit
Agreement. The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit
Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

20 . AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Beneficial
Owners of Receipts in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges
(other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty (30) days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit
Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21. TERMINATION OF DEPOSIT
AGREEMENT.

The Depositary at any time at the direction of the Company, shall terminate the Deposit
Agreement by mailing notice of such
termination to the Owners of all Receipts then outstanding at least ninety (90) days prior to the date fixed in such notice for such termination.
The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary and (b) payment of any applicable taxes or governmental charges and the fees and expenses of the Depositary, including the fees of the Depositary for the surrender of Receipts referred to in Article 7 hereof, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the
American Depositary Shares evidenced by such Receipt in the manner provided in Section 2.05 of the Deposit Agreement. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary
(after deducting, in each case, the fees of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit
Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fees of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit
Agreement, the Company shall be discharged from all obligations under the Deposit
Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22. ARBITRATION; WAIVER OF
IMMUNITIES.

The Deposit Agreement provides that any
controversy, claim or cause of action brought by any party to the Deposit Agreement against the Company arising out of or relating to the Shares or other Deposited Securities, the American
Depositary Shares, the Receipts or the Deposit
Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof;
provided, that in the event of any third-party litigation to which the Depositary is a party and to which the Company may properly be joined, the Company may be so joined in any court in which such litigation is proceeding; and provided further that any such controversy, claim or cause of action that relates to or is based upon the provisions of the Federal securities laws of the United States or the rules and regulations promulgated thereunder may, but need not, be submitted to arbitration as provided in the Deposit Agreement. The Deposit
Agreement further provides that any
controversy, claim or cause of action arising out of or relating to the Shares or other Deposited
Securities, the American Depositary Shares, the
Receipts or the Deposit Agreement not subject to arbitration above shall be litigated in the Federal and state courts in the Borough of Manhattan.
The Company has agreed in the Deposit
Agreement to appoint an agent in the United
States for service of process.

To the extent that the Company or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary
Shares, the Receipts or the Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.
23. REGISTRATION OF SHARES; KAZAKH
SHARE REGISTRAR; SHARE REGISTER.
(a) The Company has designated and appointed
TOO Reestr-Services, of Kazakhstan, as its Kazakh Share Registrar in respect of the Shares and Deposited Securities, subject to TOO
Reestr-Services right to terminate. Except as mutually agreed between the Company and the Depositary in writing, the Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such appointment in full force and effect for so long as any American Depositary Shares or Receipts remain outstanding hereunder or this Agreement remains in force.
(b) The Company has agreed in the Deposit
Agreement that it shall, at any time and from time to time:
(i) take any and all action as may be necessary to assure the accuracy and completeness of all information set forth in the Share Register maintained by the Kazakh Share Registrar in respect of the Shares or Deposited Securities;
(ii) provide or cause the Kazakh Share Registrar to provide to the Depositary, the Custodian or their respective agents unrestricted access to the Share Register during ordinary business hours in Almaty, Kazakhstan, in such manner and upon such terms and conditions as the Depositary may, in its sole discretion, deem appropriate, to permit the Depositary, the Custodian or their respective agents to regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement and, in connection therewith, to provide the Depositary, the Custodian or their respective agents, upon request, with a duplicate extract from the Share
Register duly certified by the Kazakh Share
Registrar (or some other evidence of verification which the Depositary, in its sole discretion, deems sufficient);
(iii) cause the Kazakh Share Registrar promptly
(and, in any event, within 72 hours from the time it is requested to do so by the Depositary or the Custodian or any of their respective agents to effect the re-registration of ownership of Deposited Securities in the Share Register in connection with any deposit or withdrawal of Shares or Deposited Securities under the Deposit
Agreement;
(iv) permit and cause the Kazakh Share
Registrar to permit the Depositary or the Custodian to register any Shares or other
Deposited Securities held under the Deposit
Agreement in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be a non-resident of Kazakhstan); and
(v) cause the Kazakh Share Registrar promptly to notify the Depositary in writing at any time that the Kazakh Share Registrar (A) eliminates the name of a shareholder of the Company from the Share Register or otherwise alters a shareholders interest in the Companys shares and such shareholder alleges to the Company or the Kazakh Share Registrar or publicly that such elimination or alteration is unlawful; (B) no longer will be able materially to comply with, or has engaged in conduct that indicates it will not materially comply with, the provisions of the Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof); (C) refuses to re-register shares of the Company in the name of a particular purchaser and such purchaser (or its respective seller) alleges that such refusal is unlawful; (D) holds shares of the Company for its own account; or (E) has materially breached the provisions of the Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof) and has failed to cure such breach within a reasonable time.
(c) The Company has agreed in the Deposit
Agreement that it shall be solely liable for any act or failure to act on the part of the Kazakh
Share Registrar and that the Company shall be solely liable for the unavailability of Deposited
Securities or for the failure of the Depositary to make any distribution of cash or property with respect thereto as a result of (i) any act or failure to act of the Company or its agents, including the Kazakh Share Registrar, or their respective directors, employees, agents or affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities, or
(iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof.
(d) The Depositary has agreed in the Deposit
Agreement for the benefit of Owners and
Beneficial Owners that the Depositary or the Custodian will regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. The Company and the
Depositary have agreed in the Deposit
Agreement that, for purposes of the rights and obligations under the Deposit Agreement and this Receipt of the parties thereto and hereto, the records of the Depositary and the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited
Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. The
Depositary has agreed in the Deposit Agreement that it will instruct the Custodian to maintain custody of all duplicate share extracts (or other evidence of verification) provided to the Depositary, the Custodian or their respective agents pursuant to the Deposit Agreement. In the event of any material discrepancy between the records of the Depositary or the Custodian and the Share Register, then, if an officer of the ADR Department of the Depositary has actual knowledge of such discrepancy, the Depositary will promptly notify the Company. In the event of any discrepancy between the records of the Depositary or the Custodian and the Share
Register, the Company has agreed that (whether or not it has received any notification from the Depositary) it will (i) use its best efforts to cause the Kazakh Share Registrar to reconcile its records to the records of the Depositary or the Custodian and to make such corrections or revisions in the Share Register as may be necessary in connection therewith and (ii) to the extent the Company is unable to so reconcile such records, promptly instruct the Depositary to notify the Owners of the existence of such discrepancy. Upon receipt of such instruction, the Depositary will promptly give such notification to the Owners pursuant to Section
4.09 of the Deposit Agreement (it being
understood that the Depositary may at any time give such notification to the Owners, whether or not it has received instructions from the Company), and the Depositary will promptly cease issuing Receipts pursuant to Section 2.02 of the Deposit Agreement until such time as, in the opinion of the Depositary, such records have been appropriately reconciled.

24. DISCLOSURE OF INTERESTS. To the
extent that provisions of or governing any Deposited Securities (including the Companys
Charter or applicable law) may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall use its best efforts that are reasonable under the circumstances to comply with Company instructions as to Receipts in respect of any such enforcements or limitation, and Owners and Beneficial Owners shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositarys compliance with such Company instructions.